EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                    State of
                                                  Incorporation
Name of Subsidiaries*                            or Organization
---------------------                            ---------------

Koger Real Estate Services, Inc.                     Florida

Southeast Properties Holding Corporation, Inc.       Florida

Koger Realty Services, Inc.                          Florida

Koger-Vanguard Partners, L.P.                        Delaware

Koger Ravinia, LLC                                   Delaware

Koger Post Oak Limited Partnership                   Delaware

Koger Post Oak, Inc.                                 Delaware


*    These subsidiaries are wholly owned by Koger Equity, Inc.